Exhibit 19.1

FUTURE FINTECH GROUP INC.

INSIDER TRADING POLICY

January 2009

I.	INTRODUCTION

It is improper, and in most cases illegal, for insiders to buy or sell the Company’s securities while he/she is in possession of material nonpublic information, or to pass such information to others other than in the necessary course of business. Violation of insider trading regulations can result in civil as well as criminal penalties.

In order to enhance the compliance with the reporting and short-swing liability provisions of Section 16 of the 1934 Act, and to avoid insider trading violations under Rule 10b-5 of the 1934 Act, the Company has adopted the policies and procedures described in this Insider Trading Policy.

II.	APPLICABILITY

This policy is applicable for all of its directors, officers and employees, as well as their immediate family members, and others who have access to the Company’s material nonpublic information.

III.	DEFINITIONS/EXPLANATIONS

1.	Who is an “Insider”

Any person who possesses material nonpublic information regarding the Company is an insider for so long as the information is not publicly known. Insiders include officers and directors, and shareholders of more than 10% of the Company, as well as employees who routinely have access to material information that is not publicly available. It also applies to their immediate family members. The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law or sister-in-law, and shall include adoptive relationships. Outsiders may also be a “temporary insider” who has access to any nonpublic information of the Company. Temporary insiders include, among others, the Company’s attorneys, accountants, consultants, bankers and the employees of their organizations.

All insiders are expected to read, understand, and comply fully with all the terms of section III of this document related to insiders.

2.	Who is a “Reporting Insider”?

Section 16 of the 1934 Act requires directors, officers and 10% or greater shareholders to file reports which disclose the insider’s beneficial ownership of, and transaction in, the Company’s equity securities.

Reporting insiders are required to read, understand, and comply fully with all the term of section IV of this document related to insiders and the terms of Section V related to reporting insiders.

3.	What is “Material Nonpublic Information”?

Material nonpublic information is information that has not yet been generally made available to the public, and there is a substantial likelihood that a reasonable investor would consider it important to make a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Examples of material information include (but are not limited to) financial results, financial forecasts, proposed major mergers or acquisitions, major litigation, sale of major assets, major personnel changes, and important business developments.

IV.	POLICIES AND PROCEDURES

The policies and procedures set forth herein present only a general framework for insider trading. The insider has the ultimate responsibility to comply with insider trading laws. Therefore, the insider should view this policy and procedures as the minimum criteria for compliance with insider trading laws.

1.	Maintaining Confidentiality

Nonpublic information relating to the Company is the property of the Company and unauthorized disclosure is prohibited. The insider should maintain the confidentiality of all material nonpublic information that they may possess until after the information has been disclosed to the public.

Material nonpublic information should only be disclosed to others on a need-to-know basis. It may be assumed that the Company’s legal counsel, auditors, printers and other advisers will not disclose the nonpublic information to third parties or trade on inside information given to them in confidence.

All insiders should take appropriate precautions to restrict access to and secure material, non- public information by, among other things:

Ø restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

Ø promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

Ø disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

Ø restricting access to areas likely to contain confidential documents or material, non-public information;

Ø avoid the discussion of confidential matters in places where the discussion may be overheard, such as elevators, restaurants, airplanes, buses or taxis.

The above examples are not extensive. An insider who has any doubt whether they possess material nonpublic information regarding the Company should consult the Company’s Chief Financial Officer, who has been designated as the Company’s Compliance Officer.

2.	No Trading on Insider Information

Insiders are prohibited from purchasing or selling the Company’s securities while in possession of material nonpublic information concerning the Company until the close of trading on the second trading date following the date of public disclosure of the material nonpublic information regarding the Company. In addition, the anti-fraud provisions of the federal securities laws prohibit fraudulent, manipulative, or deceptive trading practices. Persons who violate these prohibitions are subject to potential civil or criminal penalties.

3.	Regular and Special Blackout Periods

The Company imposes four regular quarterly trading blackout periods for insiders. The regular blackout period begins three weeks prior to the date that the Company's quarterly earnings are scheduled to be released and ends two trading days after earnings are released to the public. During the trading blackout periods, all the insiders must refrain from trading in the Company’s securities.

For example, if a scheduled quarterly earnings release date is Thursday, May 15th, a Regular blackout period will commence on Thursday, April 24th and is anticipated to end on Tuesday, May 17th.

If an insider receives material information regarding the quarterly financial results prior to the regular blackout period, that insider should not engage in other transactions in the Company’s securities until such information has been disclosed to the public.

In addition to the four regular quarterly trading blackout periods, the Company has the right to impose any special blackout periods when the Company is engaged in a material, nonpublic development. All those affected should not buy or sell Company securities during the special trading blackout periods, and should not disclose to others that the Company has suspended trading for certain individuals. The exercise of options to purchase and hold securities of the Company is not subject to the trading blackout periods outlined above, but the shares so acquired may not be traded during the blackout periods.

4.	No Tipping or Speculating

Insiders may be liable for communicating or tipping material nonpublic information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of the Company.

The insider should not give trading advice of any kind about the Company to anyone on the basis of material nonpublic information.

The insider should not respond to market rumors or otherwise make any public statement regarding the Company or its prospects. This includes responding to or commenting on internet- based bulletin boards or chat rooms. If any employee of the Company becomes aware of any rumors or false statements of the Company, he or she should report them to the Chief Financial Officer.

In addition, the insider should ordinarily not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety. This includes all dealing inputs and calls, all short sales and all buying or selling on the market with the intention of quickly reselling or buying securities.

V.	SPECIFIC POLICIES FOR REPORTING INSIDERS.

1.	Insider Reporting Obligation

Section 16(a) of the Exchange Act imposes reporting requirements on executive officers, directors, and shareholders of 10% or more of the Company’s outstanding stock. The SEC has promulgated three forms for reports by insiders: Form 3 is used for the initial ownership report of an insider; Form 4 is the form on which insiders report transactions in their company’s stock; and Form 5 is used for annually reporting transactions exempt from current reporting on Form 4.

While under SEC rules, the preparation and filling of Section 16(a) reports is the responsibility of the insider and not the Company. However, because of complexities of the compliance of Section 16(a) filing requirement and to facilitate the compliance with the rules of the SEC, the Company will assist reporting insiders in preparing and filing the required reports.

● Form 3 Insiders are required to file an initial statement of their beneficial ownership of the Company’s stock on Form 3 within ten days after becoming insiders. All officers and directors must file a Form 3 regardless of whether they hold any of the Company’s stock. For purposes of Section 16, the term "officer" includes the president, any vice president in charge of principal business operations, the principal financial officer, the principal accounting officer or controller, and any other officer who performs a policy-making function.

● Form 4. If there is any change in insider beneficial ownership of the Company’s stock, such as purchases, sales, option grants and exercises, an insider is required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day after the day on which the change occurred (i.e., the trade or grant date).

● Form 5. A Form 5 must be filed within 45 days after the end of the Company’s fiscal year to report exempt transactions not already reported on a Form 4. The Form 5 must also report failures to file previously due reports. However, an insider who has reported all required holdings and transactions during the year on Forms 3 or 4, and who had no transactions requiring deferred reporting, is not required to file a Form 5 as long as such insider submits a written representation to the Company stating that no Form 5 was required.

An insider should report the change in ownership or any transactions in the Company’s stock to the Corporate Secretary no later than the execution date of the transaction. The exact date, prices, amounts, and other relevant information should be provided. Upon receipt of the details of the transaction, the Corporate Secretary will prepare the report for the insider, and fax or email the report to the insider for signature. Once the signature is provided, the Corporate Secretary will file the report with the SEC promptly. A copy of the report as filed with the SEC will be forwarded to the insider following the filing. The Corporate Secretary must also maintain records of all insider filings, including originally signed copies of each form and proof of the filing date of the forms.

Insiders have the legal obligation to ensure that their filings are made timely and correctly. The Company can only facilitate the compliance to the extent that the insider provides the Company with the information required by this policy. The Company does not assure any legal responsibility in this regard.

The consequences of delinquent fillings are significant. It may result in the following:

Ø	Required disclosure by the SEC in the proxy statement and Form 10-K;

Ø	Potential SEC enforcement action against the insider, such as a cease and desist order to injunction against further wrongdoing; and

Ø	For egregious or repeated violations, possible criminal penalties that could result in SEC fines of up to $5,000 per day for each filing violation, or possibly imprisonment.

2.	Prohibition against Short-Wing Trading

Officers, directors and 10% shareholders must also comply with the reporting obligation and limitation on short-swing transactions set forth in Section 16(b) of the Exchange Act. The practical effect of these provisions is that officers, directors and 10% shareholders who purchase and sell the Company’s securities within any six-month period must disgorge all profits to the Company. Any excess of the sale price over the purchase price is considered to be "profit," and is recoverable by the Company. This liability can exist regardless of the order of the transactions, and it does not depend on whether the insiders are trading on nonpublic information. The liability may exist under Section 16(b) even though an insider’s overall trading in the stock resulted in a loss.

The Company’s policy is that no insider may engage in a transaction that gives rise to liability to disgorge profits under Section 16(b). If an insider engages in such a transaction, the insider must promptly report to the Corporate Secretary the nature of the transaction and pay the Company the profits for which the insider is liable under Section 16(b) of the Exchange Act.

3.	Form 144 Reports

Rule 144 of the SEC imposes volume limitations on the sales of securities by insiders. The amount of securities sold for the account of an affiliate, together with all sales of securities for the affiliate's account over the preceding three months, cannot exceed the greater of the following:

Ø	1% of the shares outstanding as shown by, generally, the most recent 10-K or 10-Q report of the Company filed with the SEC.

Ø	Average weekly reported volume of trading in the Company’s securities on the NASDAQ during the four calendar weeks preceding the filing of notice of sale on Form 144, or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

The Company’s policy is that insiders should adhere to Rule 144. If there is any violation, the insider should promptly notify the Corporate Secretary.

The reporting insiders are required to file Form 144 before making an open market sale of the Company’s stock. Form 144 notifies the SEC of their intent to sell the Company’s securities. This form is generally prepared and filed by the broker and is in addition to the Section 16 reports filed on behalf of the insider by the Corporate Secretary’s Office.

4.	10b5-1 Plans

Trading by employees can proceed under approved arrangements established under Rule 10b5-l. Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock. The plans may be entered into only when the director or officer is not in possession of material, nonpublic information and may be used to gradually diversify investment portfolios over a period of time.

The Company accepts Rule 10b5-1 trading plans under certain circumstances. Any insider desiring to enter into such a plan should contact the Corporate Secretary, and the plan must be approved by the Chief Executive Officer.

VI.	RESPONSIBILITY

The Company expects strict compliance with this Policy by all persons to whom it applies. Failure to observe this Policy may result in serious legal difficulties for the person involved as well as for the Company. Failure to follow the letter and spirit of this Policy will be considered a matter of extreme seriousness, may be the basis for termination of employment, and may expose the violator to serious civil and criminal penalties. A violation of this prohibition may also violate the Company’s Code of Ethics.

If you have any inquires about this policy, please direct your questions as to any of the matters discussed in this Policy to the Corporate Secretary. The Company reserves the right to update or amend this Policy at any time.